UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Miller, Patricia L.
   Western Wireless Corporation
   2001 NW Sammamish Road
   Issaquah, WA  98027
2. Date of Event Requiring Statement (Month/Day/Year)
   2/4/1998
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Western Wireless Corporation
   WWCA
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Principal Accounting Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Class A Common Stock                       |250                   |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option - Right to |Immed.   |8/31/99  |Class A Common Stock   |8,100    |$1.10     |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |Immed.   |12/31/04 |Class A Common Stock   |4,650    |$9.68     |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |9/15/99 (|9/15/05  |Class A Common Stock   |9,300    |$12.90    |D            |                           |
Buy                     |1)       |         |                       |         |          |             |                           |
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Stock Option - RIght to |12/31/00 |12/31/06 |Class A Common Stock   |7,500    |$13.725   |D            |                           |
Buy                     |(2)      |         |                       |         |          |             |                           |
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
Explanation of Responses:
1. Stock options vest in 4 equal annual increments beginning on 9/15/96.
2. Stock options vest in 4 equal annual increments beginning on 12/31/97.
DATE
2/10/98